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                                                Filed pursuant to Rule 424(b)(2)
                                                      Registration No. 333-17651

                                1,000,000 Shares

                              ANALOG DEVICES, INC.

                                  COMMON STOCK

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     The shares of Common Stock, $.16 2/3 par value per share (the "Common
Stock") of Analog Devices, Inc. ("Analog" or the "Company") covered by this Prospectus may be issued by the Company from time to time to the trust (the "Trust") established by the Company and Boatmens' Trust Company (the "Trustee") pursuant to the Company's Deferred Compensation Plan. All of the shares covered by this Prospectus may be offered and sold for the account of the Trust, and the proceeds of the sale of the shares will be held by the Trustee separate and apart from other funds of the Company and applied for the uses and purposes of participants in the Company's Deferred Compensation Plan. See "Deferred Compensation Plan" and "Use of Proceeds."

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         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
            ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
             OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

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               The date of this Prospectus is December 18, 1996.

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                              AVAILABLE INFORMATION

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy materials and other information filed by the Company with the Commission, pursuant to the informational requirements of the Exchange Act, may be inspected and copied at the public reference facilities maintained by the Commission at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials also may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Company is required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Common Stock of the Company is listed on the New York Stock Exchange and traded under the symbol "ADI." Reports, proxy materials and other information concerning the Company may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

          The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which are omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits and schedules thereto, which may be inspected, without charge, at the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, and also at the regional offices of the Commission listed above. Copies of such materials may also be obtained from the Commission upon the payment of prescribed rates.

          Statements contained in this Prospectus as to any contracts, agreements or other documents filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is hereby made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement for a full statement of the provisions thereof, and each such statement in this Prospectus is qualified in all respects by such reference.


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                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents filed by the Company with the Commission are incorporated herein by reference:

          (1) The Company's Annual Report on Form 10-K for the fiscal year ended October 28, 1995;

          (2) The Company's Quarterly Report on Form 10-Q for the quarter ended February 3, 1996;

          (3) The Company's Quarterly Report on Form 10-Q/A for the quarter ended February 3, 1996;

          (4) The Company's Quarterly Report on Form 10-Q for the quarter ended May 4, 1996;

          (5) The Company's Quarterly Report on Form 10-Q for the quarter ended August 3, 1996;

          (6) The Company's Current Report on Form 8-K filed on November 5,
     1996;

          (7) The Company's Registration Statement on Form 8-A (File No. 0-4407) filed with the Commission on March 2, 1970; and

          (8) All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after December 11, 1996 and prior to the date of this Prospectus.

          All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and before the termination of the offering of the Common Stock offered hereby shall be deemed to be a part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement as so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


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          The Company will provide without charge to each person to whom this
     Prospectus is delivered, upon the request of such person, a copy of any or all of the above documents incorporated herein by reference (without exhibits to such documents other than exhibits specifically incorporated by reference into the documents that this Prospectus incorporates). Requests for such copies should be directed to Joseph E. McDonough, Vice President-Finance of Analog Devices, Inc., One Technology Way, Norwood, MA 02062-9106; telephone number (617) 329-4700.

          NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND ANY INFORMATION OR REPRESENTATION NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.











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                                   THE COMPANY

          The Company designs, manufactures and markets a broad line of high-performance linear, mixed-signal and digital integrated circuits ("ICs") that address a wide range of real-world signal processing applications. The Company's principal products include general-purpose, standard-function linear and mixed-signal ICs ("SLICs"), special-purpose linear and mixed-signal ICs ("SPLICs") and digital signal processing ICs ("DSP ICs"). The Company also manufactures and markets devices using assembled product technology.

                           DEFERRED COMPENSATION PLAN

          The Company has established the Analog Devices, Inc. Deferred Compensation Plan (the "Plan") to provide certain management and highly compensated employees and directors of the Company with the opportunity to defer receipt of portions of their compensation payable for services rendered to the Company. The obligations of the Company under such deferral arrangements (the "Obligations") are unfunded and unsecured general obligations of the Company to pay in the future the value of the deferred compensation adjusted to reflect the performance, whether positive or negative, of selected investment measurement options chosen by each participant during the deferral period in accordance with the terms of the Plan. Eligible participants in the Plan ("Eligible Employees") are designated from time to time, by name, group or description by the Administrative Committee for the Plan.

          The Plan, adopted on November 3, 1995, was amended by the Board of Directors on December 3, 1996 to permit Eligible Employees to defer not only salary and bonuses but also the gains that would otherwise be recognized upon the exercise of non-statutory stock options held by Eligible Employees ("Deferred Option Gains").

          Ordinarily, upon the exercise of non-statutory stock options, Eligible Employees would be required to recognize, for federal income tax purposes, an amount equal to the difference between the option exercise price and the fair market value of the Company's Common Stock issued upon the option exercise. To defer the Deferred Option Gains, Eligible Employees are required to deliver an irrevocable election to the Company prior to the option exercise. After the deferral election has been delivered and the option is exercised, the Company will issue to the Trust (established for the Deferred Compensation Plan by a Trust Agreement between the Company and the Trustee), that number of shares of Common Stock which, based on the then fair market value, represents the gain that would otherwise be realized upon the option exercise. The Trust is considered to be a grantor trust for federal income tax purposes. Such shares shall be held by the Trustee together with any other funds or assets deposited with the Trustee by the Company pursuant to the terms of the Trust Agreement.


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          The assets of the Trust, and any earnings thereon, shall be held separate and apart from other funds of the Company for the uses and purposes of Plan participants. The Company's obligation with respect to an Eligible Employee's Deferred Option Gains is an unfunded and unsecured promise by the Company to pay in the future the value of the Deferred Option Gains, adjusted either up or down to reflect the performance of selected investment measurement options available to each participant during the deferral period in accordance with the Plan and the Trust Agreement. Shares of the Company's Common Stock issued with respect to Deferred Option Gains shall be sold from time to time in the open market for the account of the Trust when an Eligible Employee advises the Company to change his/her investment from Analog Common Stock to one or more of the several investment measurement options available to Plan participants. After such stock is sold, investment earnings credited to the Eligible Employee's account will be indexed to the mutual funds or indices selected by the Eligible Employee. The Company is not actually required to invest the deferred compensation in the types of funds specified by a Plan participant. However, such use of the Trust may assist the Company in meeting its future Obligations.

          The Company has filed with the Commission a Registration Statement on Form S-8 under the Securities Act with respect to the Company's Obligations under the Plan (Registration Statement No. 33-64849).

          The address of the Trustee is Boatmens' Trust Company, Attention: John Bascio, LBT 970, P.O. Box 14737, St. Louis, MO 63178-4737.

                                 USE OF PROCEEDS

          As set forth under "Deferred Compensation Plan," the proceeds from the sale of any shares of Company Common Stock shall be held by the Trustee separate and apart from other funds of the Company and applied for the use and purposes of participants in the Plan. Such proceeds, together with other assets held by the Trust, shall be subject to the claims of the Company's general creditors under federal and state laws in the event of the Company's insolvency.

          The Company cannot determine the number of shares of Common Stock which will be sold pursuant to this Prospectus because that number is dependent upon the extent to which Eligible Employees elect to defer the recognition of gains from their exercise of stock options granted by the Company.

                              PLAN OF DISTRIBUTION

          Shares of Common Stock covered hereby may be offered and sold by the Company for the account of the Trust. Such sales may be made on the New York Stock Exchange in



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     open market transactions including one or more of the following methods:
     (a) purchases by a broker-dealer as principal for resale on the open market by such broker or dealer for its account pursuant to this Prospectus; (b) ordinary open market brokerage transactions and open market transactions in which a broker solicits purchasers; and (c) block trades in which a broker-dealer so engaged will attempt to sell on the open market the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction. In effecting sales, broker-dealers engaged to sell the shares may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or discounts from the Company in amounts to be negotiated immediately prior to the sale.

          In offering the shares of Common Stock covered hereby, any broker-dealers and any other participating broker-dealers who execute sales may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and the compensation of such broker-dealers may be deemed to be underwriting discounts and commissions.

          This offering will terminate on the date on which all shares offered hereby have been sold.

                             INDEMNIFICATION MATTERS

          The Restated Articles of Organization of the Company, as amended (the "Articles of Organization") provide that the directors and officers of the Company shall be indemnified by the Company to the fullest extent authorized by Massachusetts law, as it now exists or may in the future be amended, against all liabilities and expenses incurred in connection with service for or on behalf of the Company. In addition, the Articles of Organization provide that the directors of the Company will not be personally liable for monetary damages to the Company for breaches of their fiduciary duty as directors.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                  LEGAL MATTERS

          The validity of the shares offered hereby will be passed upon for the Company by Hale and Dorr, Boston, Massachusetts.

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                                     EXPERTS

          The consolidated financial statements and schedule of Analog Devices, Inc. appearing in Analog Devices, Inc.'s Annual Report (Form 10-K) for the year ended October 28, 1995 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


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